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                                                                    EXHIBIT 4.40

                          MORGAN STANLEY DEAN WITTER
                                  401(k) PLAN
                            LETTER OF UNDERSTANDING
                                EMPLOYER STOCK

Focal Financial Services Corporation has adopted the MORGAN STANLEY DEAN WITTER
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Standardized 401(k) Plan, No. 005, and appointed Morgan Stanley Dean Witter
Trust FSB (the "Trustee") as a non-discretionary Trustee. The undersigned, as the Named Fiduciary of the Plan, hereby agrees that the adoption of the Plan and the appointment of Morgan Stanley Dean Witter Trust FSB, as non-discretionary Trustee, are subject to the following terms and conditions:

1. Direction of Plan Investments - Pursuant to Plan Section 8.10, the Trustee hereby consents to the direction of investments and reinvestment of the assets comprising each Participant's Individual Account within the Plan by each Participant, which directions may be limited to selecting from investment options designated by the Employer. The Trustee is hereby directed to accept investment directions from each Participant for such Participant's Plan Account subject, however, to the limitations on investments set forth in this Letter of Understanding.

2.   Plan Assets -

     (a) The assets of the Plan shall not be pooled or commingled for investment purposes with the assets of any other plan sponsored by the employer. including paired MORGAN STANLEY DEAN WITTER prototype plans.

     (b) Section l0.03[B](a) of the Plan is hereby modified to provide that the investment of Plan assets in registered investment companies, common or collective trusts, pooled separate accounts or any other entities qualifying as "look-through investment vehicles" under U.S. Department of Labor Regulations section 2250.404c-1(e)(1), for which an affiliate of the Trustee serves as investment advisor, investment manager, distributor, or otherwise sponsors or provides services ("Affiliated Funds") is specifically authorized. The Employer and the Named Fiduciary acknowledge that the Trustee and affiliates of the Trustee, including but not limited to Dean Witter Reynolds Inc., a registered broker-dealer doing business under the service mark Morgan Stanley Dean Witter ("MSDW"), receive compensation from some Affiliated Funds, including compensation for transfer agency and dividend disbursing agency services, and that such affiliates of the Trustee may also receive compensation from non-affiliated mutual funds in which plan assets are invested for similar services rendered to such investment funds.

     (c) Section l0.03[f] of the Plan is hereby modified to provide that:

            (i) Assets of the Plan may only be invested in qualifying Employer securities which are shares of common stock of the Employer covered by a valid registration statement with the Securities and Exchange Commission and listed or authorized for trading on a securities exchange or trading system as defined in the Securities Exchange Act of 1934 and the regulations promulgated thereunder ("Employer Stock").

            (ii) Assets of the Plan shall not include Employer real property.

     (d) Section 10.03[B](f) of the Plan is hereby modified to provide the following:

            (i) Pursuant to a procedure agreed to between the Named Fiduciary and the Trustee, the Trustee shall vote or refrain from voting shares of Employer Stock allocated to a Participant's separate account(s) under the Plan (whether vested or not), exercise any rights to subscribe for additional shares of Employer Stock and make all necessary payments therefore or to tender or exchange shares of Employer Stock allocated to a Participant's separate account(s) (whether vested or not), all according to the written instructions of that Participant.

            (ii) With respect to shares of Employer Stock allocated to Participants' accounts as to which the Trustee does not receive timely voting instructions from such Participants, the Trustee shall vote

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          all such shares of Employer Stock in the same proportion as were voted the shares credited to the accounts of Participants who provided timely instructions. If the Trustee does not receive timely instructions from a Participant to exercise a right to subscribe for additional shares of Employer Stock, the Trustee shall not exercise such right on behalf of that Participant. Employer Stock allocated to Participants accounts as to which the Trustee has not received timely instructions from Participants shall not be tendered or exchanged.

          (iii) Participant voting, tender and exchange instructions shall be held in confidence by the Trustee. In carrying out its responsibilities under this provision, the Trustee may conclusively rely on information furnished to it by the Named Fiduciary, the Plan Administrator or the Advisory Committee, including the names and current addresses of Participants and the number of shares of Employer Stock credited to Participants' accounts.

          (iv) The Trustee's exercise of its duties under this paragraph shall be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, including, but not limited to, the requirement that, under certain circumstances the Trustee may exercise its own discretion with respect to the exercise of any voting or other rights appurtenant to shares of Employer Stock.

3.   Investment Requirements -

     (a) Section 10.03 of the Plan is hereby modified to provide that the Trustee shall act as non-discretionary Trustee only and shall serve in such capacity with respect to investments consisting of securities which meet such reasonable requirements as the Trustee may adopt from time to time. The Trustee is not hereby obligated to accept, and may reject or refuse to effect, investment directions given hereunder.

     (b) The Named Fiduciary of the Plan acknowledges that neither the Trustee nor any of its affiliates, including but not limited to MSDW, have exercised or will exercise any discretionary authority with respect to the selection of investment funds, including but not limited to Affiliated Funds, or other investments to be made by the Plan. All such authority shall reside exclusively with the Plan's Named Fiduciary or another Plan fiduciary to whom the Named Fiduciary has properly delegated such authority. Other than in its capacity as a directed, non-discretionary trustee under Plan Section l0.03[B] and this Letter of Understanding, the Trustee and its affiliates shall not have any fiduciary responsibilities whatsoever with respect to the Plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In this regard, although MSDW ultimately has the authority to designate the list of funds available for investment by the Plan under the Morgan Stanley Dean Witter 401(k) program, and reserves the right to modify the list, any modification which would result in the deletion or replacement of a fund in which the Plan is then invested shall be done only upon 60 days' prior written notice to the Plan's Named Fiduciary. In general, the notice will (i) explain the proposed deletion or replacement of the affected funds(s); (ii) disclose any resulting changes in fees paid to the Trustee or its affiliates by the Plan (either directly or indirectly through the affected fund(s)) or by any other entity with respect to Plan assets invested in the affected fund(s);
     (iii) identify the effective date of the deletion or replacement; (iv) explain that the Named Fiduciary will have the right to reject the deletion or replacement; and (v) state that the failure to object will be treated as a consent to the proposed deletion or replacement. If the Named Fiduciary rejects the deletion or replacement, MSDW will generally seek to accommodate the Named Fiduciary by retaining the original investment fund(s) or offering different replacement fund(s). If MSDW declines to retain the original fund(s) for whatever reason and the Named Fiduciary continues to reject deletion or replacement, the Named Fiduciary will be afforded a minimum of an additional 60 days to convert, or enter into a binding agreement to convert, the Plan to a different service provider.

     In Situations where a deletion or an investment fund is the result of actions taken by the director(s) trustee(s) and/or shareholders of a particular fund, as opposed to a decision by MSDW to delete or replace such fund, the Trustee, MSDW or an affiliate of either will provide notice of the change to the Named Fiduciary as soon as reasonably practicable. In such circumstances, the Named Fiduciary will have the right to reject the deletion or replacement as outlined above.

4. Plan Administration - Except as may be provided in a separate agreement, in no event shall the Trustee or any of its affiliates have any responsibility for the administration of the Plan or for its validity, effect or

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     qualification under the Internal Revenue Code of 1986, as amended, except that MSDW, as Master Plan sponsor, is responsible for maintaining the Basic Plan Document and Adoption Agreements in a form acceptable to the Internal Revenue Service. Section 10.03[B] of the Plan is hereby modified to limit the powers and obligations of the Trustee such that the Trustee shall not be compelled to take any action under Section l0.03[B] unless indemnified to its satisfaction against loss, liability and expense; and the Trustee shall have no liability or obligation to anyone with respect to any failure on the part of the Employer, Named Fiduciary or Advisory Committee of the Plan to perform any of their obligations under the Plan. Furthermore, except as may be provided under a separate agreement, the Trustee shall have no obligation to prepare or file tax returns under Plan Section 10.03[B](j).

5. Required Documents - It is understood that Plan assets may not be transferred to the Trustee and that trading may not commence in any account of the Plan until such time as the Trustee has received and counter-signed the Execution Page of the Adoption Agreement and this Letter of Understanding.

ACCEPTED AND AGREED TO

Focal Communications Corporation 401(k) Plan
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[Name of Plan(s)]                                       (Named Fiduciary)

Date________________________________________

By:_________________________________________

MORGAN STANLEY DEAN WITTER TRUST FSB

By:_________________________________________

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